Exhibit 99.1

NEWS RELEASE

DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contacts Media: Matthew Sherman / Nicholas Lamplough Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

FOR IMMEDIATE RELEASE — December 11, 2013

DST SYSTEMS APPOINTS GREGG GIVENS AS CHIEF FINANCIAL OFFICER

EFFECTIVE JAN. 1, 2014

KANSAS CITY, MO. — December 11, 2013 — DST Systems, Inc. (NYSE: DST) today announced that it has appointed Gregg Wm. Givens to serve as Vice President, Chief Financial Officer and Treasurer, effective Jan. 1, 2014. He succeeds Kenneth V. Hager, who will retire from DST Systems as planned after 29 years of service to the Company.

Mr. Givens has more than 30 years of financial and accounting experience and has been with DST since 1996. He has served as Vice President and Chief Accounting Officer for the past 14 years. He has played a key role in the implementation of DST’s strategic plan, including recent non-core asset monetizations, real estate sales and the Company’s recent addition of a separate reporting segment for its Healthcare businesses, which has significantly improved DST Systems’ transparency and visibility with the investment community.

“Following a comprehensive search process, we have determined that Gregg is the right person to assume the role of Chief Financial Officer,” said Steve Hooley, the Company’s President and Chief Executive Officer. “Gregg’s long tenure at DST gives him a deep understanding of our operating plan, as well as the financial strategy associated with our ongoing execution. I look forward to continuing to work closely with Gregg in his new role, and I am confident that he will continue Ken’s legacy of integrity and strong leadership in the CFO position. On behalf of all of us at DST, we thank Ken for his nearly three decades of service and wish him all the best in his retirement.”

In commenting on his appointment, Gregg Givens said, “I am honored and excited to take on the role of Chief Financial Officer at a time when DST is making great progress in its strategic plan. During my many years at this company, I have been fortunate to have played a role in shaping its business and growth strategy, and I am eager to contribute to DST in this new capacity.”

Mr. Givens serves as a Director and Executive Committee member of Associated Industries of Missouri and is on the Executive Board of Directors for the Heart of America Council of Boy Scouts.  He is a Certified Public Accountant (CPA) and holds a Bachelor of Science Accountancy degree from the University of Missouri — Columbia.

About DST Systems, Inc.

DST Systems, Inc. provides sophisticated information processing solutions and services to support the global asset management, insurance, retirement, brokerage, and healthcare industries. In addition to technology products and services, DST also provides integrated print and electronic statement and billing solutions through DST Output. DST’s world-class data centers provide technology infrastructure support for financial services and healthcare companies around the globe. Headquartered in Kansas City, MO., DST is a publicly traded company on the New York Stock Exchange.

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The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future  actions or results, including but not limited to those set forth in DST’s periodic reports (Forms 10-K or 10-Q) filed  from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events. Brand, service or product names or marks in this press release are trademarks or service marks, registered or otherwise, of DST Systems, Inc., DST subsidiaries or affiliates, or third parties.